NEWS RELEASE

BLACKSANDS PETROLEUM ANNOUNCES REVISED STOCK OPTION PLAN

AND THE GRANTING OF STOCK OPTIONS

Toronto, Ontario, February 21, 2008 -- Blacksands Petroleum, Inc. (OTC Bulletin Board: BSPE) (the “Company”) wishes to announce that the Board of Directors approved a revised stock option plan for the Company on February 15, 2008. The revised stock option plan is subject to regulatory and shareholder approvals.

As well, the Company wishes to announce that on February 15, 2008, it granted 2,200,000 stock options to officers, directors and consultants of the Company. These options are exerciseable at $1.90 per share for a term of five years, subject to all necessary approvals, and have the following vesting provisions:

•	991,666 options vested immediately;
•	604,166 options vest when the stock price trades at or above $2.50 for ten consecutive trading days; and
•	604,168 options vest when the stock price trades at or above $3.00 for ten consecutive trading days

About Blacksands

Blacksands Petroleum is engaged in the business of exploring for, developing and operating unconventional oil and gas projects. Such projects may include oil produced from tar sands, also referred to as oil sands, or bituminous sands, which are a combination of clay, sand, water, and bitumen.

For further information, please contact:

Paul A. Parisotto

President & CEO

416-359-7805